Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com

Compass Diversified Holdings Announces $1.1 Billion in New Debt

Financing and Closing of Private Offering of $400 Million of 8.000%

Senior Unsecured Notes Due 2026

WESTPORT, Conn., April 18, 2018 – Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or “us”), a Delaware statutory trust and the sole owner of 100% of the trust interests in Compass Group Diversified Holdings, LLC (the “Company”), announced today that the Company has signed a credit agreement for a revolving credit facility totaling $600 million and a term loan facility in the amount of $500 million. CODI also announced that the Company has closed the previously announced private offering of $400 million in aggregate principal amount of 8.000% senior unsecured notes due 2026.

The new credit agreement, led by Bank of America Merrill Lynch, SunTrust Robinson Humphrey, TD Securities, and U.S. Bank National, combine for $1.1 billion in new debt financing and replace the Company’s previous revolving credit facility and term loan facility.

Under the terms of the five-year revolving credit facility, which is subject to borrowing restrictions, amounts borrowed bear interest based on either LIBOR plus a margin ranging from 1.50% to 2.50% or prime plus a margin ranging from 0.50% to 1.50%, as determined by a leverage ratio defined in the credit agreement. Under the terms of the seven-year term loan facility, amounts borrowed bear interest based on either LIBOR plus a margin of 2.25% or 2.50% or prime plus a margin of 1.25% or 1.50%, as determined by such leverage ratio. The term loan facility requires quarterly payments of $1.25 million, with a final payment of the outstanding principal balance due April 18, 2025. The Company utilized the proceeds from the term debt facility and the notes offering to refinance existing term loan indebtedness and repay revolving loan indebtedness under its previous credit agreement. There are initial borrowings outstanding under the new revolving credit facility of approximately $73 million at closing. The Company estimates it has approximately $500 million in net borrowing availability under its new revolver as of the closing date.

The Company expects to utilize the future borrowings under the revolving credit facility to fund future expansion opportunities at its existing subsidiary companies, fund acquisitions of new platform acquisition opportunities and provide for working capital and general corporate uses.

Elias Sabo, CODI’s CEO-elect, commented, “We are pleased to have completed our recent financings under favorable terms, enabling the Company to enhance our financial flexibility, extend our debt maturities and further diversify our capital structure. In addition to closing on attractive eight year fixed rate notes, we refinanced our existing debt and extended the maturities of our revolver and term loans to 2023 and 2025, respectively. We appreciate the ongoing support of our banking group and the capital markets, highlighting the Company’s strong future prospects. We remain well positioned to continue to benefit from our leading subsidiaries, while pursuing future acquisitions that build long-term shareholder value and support our ability to provide stable cash distributions.”

Additional information on the credit agreement will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”).

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OEM components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.